Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

NCO GROUP, INC.

NCO Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST:                                   That the name of the corporation is NCO Group, Inc., and the name under which the corporation was originally incorporated is Collect Holdings, Inc.  The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was July 13, 2006.

SECOND:                    That an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on November 14, 2006.

THIRD:                               That the Amended and Restated Certificate of Incorporation was amended by that certain Certificate of Amendment of Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on December 27, 2006, and further amended by that certain Certificate of Amendment of Amended and Restated Certificate of Incorporation, which was filed with the Secretary of State of the State of Delaware on February 28, 2008;

FOURTH:                   That this Second Amended and Restated Certificate of Incorporation amends, restates and integrates in its entirety the Amended and Restated Certificate of Incorporation of the corporation, as amended to date, to read in full as set forth on Exhibit A attached hereto.

FIFTH:                                  That this Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the corporation and by the stockholders of the corporation in accordance with the applicable provisions of Section 228, 242 and 245 of the General Corporation Law of the State of Delaware.

SIXTH:                                That this Second Amended and Restated Certificate of Incorporation shall be effective upon its filing with the Office of the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed this 8th day of December, 2008.

NCO Group, Inc.

By:	/s/ John R. Schwab
	Name:	John R. Schwab
	Title:	Executive Vice President and
Chief Financial Officer

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NCO GROUP, INC.

ARTICLE I

Name.  The name of the Corporation is NCO Group, Inc.

ARTICLE II

Registered Office and Agent.  The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle.  The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

Purpose.  The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”) and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

Authorized Capital.  The aggregate number of shares of stock which the Corporation shall have authority to issue is Twelve Million Eight Hundred Thousand (12,800,000) shares, divided into three (3) classes consisting of Seven Million Five Hundred Thousand (7,500,000) shares of Preferred  Stock, par value $.01 per share (“Preferred Stock”), Eight Hundred Thousand (800,000) shares of Class L Common Stock, par value $.01 per share (“Class L Common Stock”), and Four Million Five Hundred Thousand (4,500,000) shares of Class A Common Stock, par value $.01 per share (“Class A Common Stock”).  Class L Common Stock and Class A Common Stock are hereinafter sometimes referred to as “Common Stock.”

ARTICLE V

The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A.                                   PREFERRED STOCK - IN GENERAL

1.                                       Issue in Series.  Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein or in the resolution of the Board of Directors of the Corporation providing for its issue (as such resolution may be amended by a resolution or resolutions subsequently adopted by the Board of Directors).  All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

2.                                       Creation of Series.  The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

a.                                       The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

b.                                      The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative, and if so, from what date or dates;

c.                                       The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

d.                                      Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

e.                                       Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

f.                                         The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

g.                                      Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

h.                                      Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

i.                                          Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

3.                                       Voting Rights.  Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

4.                                       Reservation of Right.  The Board of Directors of the Corporation reserves the right by subsequent amendment of (i) this Certificate of Incorporation or (ii) the resolutions of the Board of Directors providing for the creation of a series of Preferred Stock (the “Adopting Resolutions”), to increase or decrease the number of shares constituting Preferred Stock or any series thereof (but not below the number of shares then outstanding) and in any other respects to amend this Certificate of Incorporation or the Adopting Resolutions, in each case, within the limits provided by law, this Certificate of Incorporation and any applicable contract or instrument binding on the Corporation.

B.                                     SERIES A PREFERRED STOCK; SERIES B PREFERRED STOCK AND COMMON STOCK

The first series of Preferred Stock shall be designated as Series A 14% PIK Preferred Stock (“Series A Preferred Stock”), and the number of shares which shall constitute such series shall be Six Million (6,000,000).  The par value of Series A Preferred Stock shall be $.01 per share.  The second series of Preferred Stock shall be designated as Series B-1 19% PIK Preferred Stock (“Series B-1 Preferred Stock”), and the number of shares which shall constitute such series shall be Eight Hundred Thousand (800,000).  The par value of Series B-1 Preferred Stock shall be $.01 per share.  The third series of Preferred Stock shall be designated as Series B-2 19% Preferred Stock (“Series B-2 Preferred Stock” and, together with Series B-1 Preferred Stock, “Series B Preferred Stock”), and the number of shares which shall constitute such series shall be Two Hundred Thousand (200,000).  The par value of Series B-2 Preferred Stock shall be $.01 per share.  Except as otherwise provided herein, all shares of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Class L Common Stock and Class A Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

1.                                       Subdivision and Combinations of Shares.  If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of Series A Preferred Stock, then the outstanding shares of each series of Series B Preferred Stock and the outstanding shares of each class of Common Stock shall be proportionately subdivided or combined.  If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of any series of Series B Preferred Stock, then the outstanding shares of each other series of Series B Preferred Stock, the outstanding shares of Series A Preferred Stock, and the outstanding shares of each class of Common Stock shall be proportionately subdivided or combined.  If the Corporation in any manner subdivides (by stock split, stock dividend or otherwise) or combines (by stock split, stock dividend or otherwise) the outstanding shares of any class of Common Stock, then the outstanding shares of Series A Preferred Stock, the outstanding shares of each series of Series B Preferred Stock, and the outstanding shares of each other class of Common Stock shall be proportionately subdivided or combined.  Any such subdivision or combination shall be payable in shares of Series A Preferred Stock to holders of Series A Preferred Stock, in shares of Series B-1 Preferred Stock to holders of Series B-1 Preferred Stock, in shares of Series B-2 Preferred Stock to holders of Series B-2 Preferred Stock, in shares of Class L Common Stock to holders of Class L Common Stock and in shares of Class A Common Stock to holders of Class A Common Stock.  In no event shall a stock split or stock dividend constitute a payment of Yield or Base Amount.

2.                                       Distribution Priority.  At the time of each Distribution, such Distribution shall be made to the holders of the Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock, Class L Common Stock and Class A Common Stock in the following priority:

a.                                       The holders of Series B-1 Preferred Stock and the holders of Series B-2 Preferred Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 PIK Stock, (ii) the aggregate Unpaid Yield of the outstanding shares of Series B-1 Preferred Stock and (iii) the aggregate Unpaid Yield of the outstanding shares of Series B-2 Preferred Stock, each as of the time of such Distribution (such sum, the “First Tier Amount”), and no Distribution or any portion thereof shall be made under paragraphs B.2(b), B.2(c), B.2(d) or B.2(e) of Article V until the entire First Tier Amount as of the time of such Distribution has been paid in full.

(i)                                     The holders of Series B-1 Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(a) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 PIK Stock and the aggregate Unpaid Yield of the outstanding shares of Series B-1 Preferred Stock divided by (ii) the First Tier Amount (such product, the “Series B-1 First Tier Distribution”).  Each holder of Series B-1 Preferred Stock shall be entitled to receive a ratable portion of the Series B-1 First Tier Distribution based on the sum of the aggregate Unpaid Base Amount of the Series B-1 PIK Stock held by such holder plus the aggregate Unpaid Yield of the Series B-1 Preferred Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 PIK Stock plus the aggregate Unpaid Yield of the outstanding shares of Series B-1 Preferred Stock, in each case, as of the time of such Distribution.  Distributions made pursuant to this subparagraph B.2(a)(i) of Article V to holders of Series B-1 Preferred Stock shall constitute, with respect to each outstanding share of Series B-1 Preferred Stock (i) first a payment of Yield to the extent of the Unpaid Yield with respect to such share and (ii) then a payment of the Base Amount of the Series B-1 PIK Stock.

(ii)                                  The holders of the outstanding shares of Series B-2 Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(a) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Yield of the outstanding shares of Series B-2 Preferred Stock divided by (ii) the First Tier Amount (such product, the “Series B-2 First Tier Distribution”).  Each holder of Series B-2 Preferred Stock shall be entitled to receive a ratable portion of the Series B-2 First Tier Distribution, based on the aggregate Unpaid Yield of the Series B-2 Preferred Stock held by such holder, compared to the aggregate Unpaid Yield of the outstanding shares of Series B-2 Preferred Stock, in each case, as of the time of such Distribution.  Distributions made pursuant to this subparagraph B.2(a)(ii) of Article V to holders of Series B-2 Preferred Stock shall constitute, with respect to outstanding shares of Series B-2 Preferred Stock, a payment of Yield.

b.                                      After the required amount of a Distribution has been made in full pursuant to paragraph B.2(a) of Article V, the holders of Series B-1 Preferred Stock and Series B-2 Preferred Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 Preferred Stock and (ii) the aggregate Unpaid Base Amount of the outstanding shares of Series B-2 Preferred Stock, each as of the time of such Distribution (such sum, the “Second Tier Amount”), and no Distribution or any portion thereof shall be made under paragraph B.2(c), B.2(d) or B.2(e) of Article V until the entire amount of the Second Tier Amount as of the time of such Distribution has been paid in full.

(i)                                     The holders of Series B-1 Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(b) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 Preferred Stock divided by (ii) the Second Tier Amount (such product, the “Series B-1 Second Tier Distribution”).  Each holder of Series B-1 Preferred Stock shall be entitled to receive a ratable portion of the Series B-1 Second Tier Distribution based on the aggregate Unpaid Base Amount of each share of Series B-1 Preferred Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series B-1 Preferred Stock, in each case, as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Series B-1 Preferred Stock pursuant to this subparagraph B.2(b)(i) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share.  Distributions made pursuant to this subparagraph B.2(b)(i) of Article V to holders of Series B-1 Preferred Stock shall constitute, with respect to the outstanding shares of Series B-1 Preferred Stock, a payment of the Base Amount.

(ii)                                  The holders of the outstanding shares of Series B-2 Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(b) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series B-2 Preferred Stock divided by (ii) the Second Tier Amount (such product, the “Series B-2 Second Tier Distribution”).  Each holder of Series B-2 Preferred Stock shall be entitled to receive a ratable portion of the Series B-2 Second Tier Distribution, based on the aggregate Unpaid Base Amount of each share of Series B-2 Preferred Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series B-2 Preferred Stock, in each case, as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Series B-2 Preferred Stock pursuant to this subparagraph B.2(b)(ii) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share.  Distributions made pursuant to this subparagraph B.2(b)(ii) of Article V to holders of Series B-2 Preferred Stock shall constitute, with respect to outstanding shares of Series B-2 Preferred Stock, a payment of the Base Amount.

c.                                       After the required amount of a Distribution has been made in full pursuant to paragraph B.2(a) and B.2(b) of Article V, the holders of Series A Preferred Stock and the holders of Class L Common Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series A PIK Stock, (ii) the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock and (iii) the aggregate Unpaid Yield of the Class L Common Stock, each as of the time of such Distribution (such sum, the “Third Tier Amount”), and no Distribution or any portion thereof shall be made under paragraphs B.2(d) or B.2(e) of Article V until the entire Third Tier Amount as of the time of such Distribution has been paid in full.

(i)                                     The holders of Series A Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(c) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series A PIK Stock and the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock divided by (ii) the Third Tier Amount (such product, the “Series A Third Tier Distribution”).  Each holder of Series A Preferred Stock shall be entitled to receive a ratable portion of the Series A Third Tier Distribution based on the sum of the aggregate Unpaid Base Amount of the Series A PIK Stock held by such holder plus the aggregate Unpaid Yield of the Series A Preferred Stock held by such holder, compared to sum of the aggregate Unpaid Base Amount of the outstanding shares of Series A PIK Stock plus the aggregate Unpaid Yield of the outstanding shares of Series A Preferred Stock, in each case, as of the time of such Distribution.  Distributions made pursuant to this subparagraph B.2(c)(i) of Article V to holders of Series A Preferred Stock shall constitute, with respect to each outstanding share of Series A Preferred Stock (i) first a payment of Yield to the extent of the Unpaid Yield with respect to such share and (ii) then a payment of the Base Amount of the Series A PIK Stock.

(ii)                                  The holders of the outstanding shares of Class L Common Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(c) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Yield of the outstanding shares of Class L Common Stock divided by (ii) the Third Tier Amount (such product, the “Class L Third Tier Distribution”).  Each holder of Class L Common Stock shall be entitled to receive a ratable portion of the Class L Third Tier Distribution, based on the aggregate Unpaid Yield of the Class L Common Stock held by such holder, compared to the aggregate Unpaid Yield of the outstanding shares of Class L Common Stock, in each case, as of the time of such Distribution.  Distributions made pursuant to this subparagraph B.2(c)(ii) of Article V to holders of Class L Common Stock shall constitute, with respect to outstanding shares of Class L Common Stock, a payment of Yield.

d.                                      After the required amount of a Distribution has been made in full pursuant to paragraph B.2(a), B.2(b) and B.2(c) of Article V, the holders of Series A Preferred Stock and Class L Common Stock shall, in the aggregate, be entitled to receive all or a portion of such Distribution in an amount equal to the sum of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series A Preferred Stock and (ii) the aggregate Unpaid Base Amount of the outstanding shares of Class L Common Stock, each as of the time of such Distribution (such sum, the “Fourth Tier Amount”), and no Distribution or any portion thereof shall be made under paragraph B.2(e) of Article V until the entire amount of the Fourth Tier Amount as of the time of such Distribution has been paid in full.

(i)                                     The holders of Series A Preferred Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(d) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Series A Preferred Stock divided by (ii) the Fourth Tier Amount (such product, the “Series A Fourth Tier Distribution”).  Each holder of Series A Preferred Stock shall be entitled to receive a ratable portion of the Series A Fourth Tier Distribution based on the aggregate Unpaid Base Amount of each share of Series A Preferred Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Series A Preferred Stock, in each case, as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Series A Preferred Stock pursuant to this subparagraph B.2(d)(i) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share.  Distributions made pursuant to this subparagraph B.2(d)(i) of Article V to holders of Series A Preferred Stock shall constitute, with respect to the outstanding shares of Series A Preferred Stock, a payment of the Base Amount.

(ii)                                  The holders of the outstanding shares of Class L Common Stock shall, in the aggregate, be entitled to a portion of any Distribution made pursuant to paragraph B.2(d) of Article V equal to the product of the amount of such Distribution multiplied by the quotient of (i) the aggregate Unpaid Base Amount of the outstanding shares of Class L Common Stock divided by (ii) the Fourth Tier Amount (such product, the “Class L Fourth Tier Distribution”).  Each holder of Class L Common Stock shall be entitled to receive a ratable portion of the Class L Fourth Tier Distribution, based on the aggregate Unpaid Base Amount of each share of Class L Common Stock held by such holder, compared to the sum of the aggregate Unpaid Base Amount of the outstanding shares of Class L Common Stock  as of the time of such Distribution; provided, that no holder shall receive a Distribution in respect of any share of Class L Common Stock pursuant to this subparagraph B.2(d)(ii) of Article V to the extent such Distribution exceeds the Unpaid Base Amount of such share.  Distributions made pursuant to this subparagraph B.2(d)(ii) of Article V to holders of Class L Common Stock shall constitute, with respect to outstanding shares of Class L Common Stock, a payment of the Base Amount.

e.                                       After the required amount of a Distribution has been made pursuant to paragraphs B.2(a), B.2(b), B.2(c) and B.2(d) of Article V, the holders of Common Stock as a group shall be entitled to receive the remaining portion of such Distribution (ratably among such holders based upon the number of shares of Common Stock held by each such holder as of the time of such Distribution).  The holders of Class L Common Stock shall be entitled to participate in Distributions made pursuant to this paragraph B.2.(e) of Article V even after the Unpaid Base Amount of such Class L Common Stock has been reduced to zero ($0).  The Series A Preferred Stock and Series B Preferred Stock shall not be entitled to any portion of a Distribution made pursuant to this paragraph B.2(e) of Article V.

3.                                       PIK Stock.

a.                                       Series A PIK Stock.  With respect to Series A Preferred Stock, if on any Dividend Payment Date the aggregate Unpaid Yield of the outstanding shares of Series A

Preferred Stock is greater than zero ($0) after giving effect to any Distribution made on or before such Dividend Payment Date, then the Board of Directors shall, unless prohibited by law, declare and the Corporation shall pay on such Dividend Payment Date a dividend on each share of Series A Preferred Stock outstanding by issuing to each holder of Series A Preferred Stock such number of shares (or fractional shares) of Series A Preferred Stock equal to the Unpaid Yield (with respect each share of Series A Preferred Stock held by such holder and after giving effect to any such Distribution) divided by the Base Amount of one share of Series A Preferred Stock.  Each such dividend on Series A Preferred Stock shall be payable to the holders of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date; provided however, that no issuance of Series A PIK Stock shall occur on any Dividend Payment Date until all Series B-1 PIK Stock has been issued on such date in accordance with paragraph B.3(b) of Article V.  Such stock so issued will have an Issue Date as of the Dividend Payment Date and will be validly issued, fully paid and non-assessable.  Whenever a dividend is paid in Series A PIK Stock, there shall be designated as capital in respect of such shares an amount which is equal to the aggregate par value of the Series A PIK Stock issued as a dividend.

b.                                      Series B-1 PIK Stock.  With respect to Series B-1 Preferred Stock, if on any Dividend Payment Date the aggregate Unpaid Yield of the outstanding shares of Series B-1 Preferred Stock is greater than zero ($0) after giving effect to any Distribution made on or before such Dividend Payment Date, then the Board of Directors shall, unless prohibited by law, declare and the Corporation shall pay on such Dividend Payment Date a dividend on each share of Series B-1 Preferred Stock outstanding by issuing to each holder of Series B-1 Preferred Stock such number of shares (or fractional shares) of Series B-1 Preferred Stock equal to the Unpaid Yield (with respect to each share of Series B-1 Preferred Stock held by such holder and after giving effect to any such Distribution) divided by the Base Amount of one share of Series B-1 Preferred Stock.  Each such dividend on Series B-1 Preferred Stock shall be payable to the holders of Series B-1 Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date.  Such stock so issued will have an Issue Date as of the Dividend Payment Date and will be validly issued, fully paid and non-assessable.  Whenever a dividend is paid in Series B-1 PIK Stock, there shall be designated as capital in respect of such shares an amount which is equal to the aggregate par value of the Series B-1 PIK Stock issued as a dividend.

4.                                       Cancellation of Series A Preferred Stock and Series B Preferred Stock.  At the time the Unpaid Base Amount of any share of Series A Preferred Stock is reduced to zero ($0) or the Unpaid Base Amount of any share of Series B Preferred Stock is reduced to zero ($0), such share of Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall be cancelled and returned to the Corporation and shall no longer be outstanding for any purpose.  Each holder of certificates representing such cancelled shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, shall promptly surrender the certificate or certificates representing any such shares of Series A Preferred Stock or Series B Preferred Stock, as the case may be, to the Corporation at its principal office, duly endorsed for transfer to the Corporation.  In the event that less than all of the shares of Series A Preferred Stock or Series B

Preferred Stock, as the case may be, represented by any such certificate are cancelled, a new certificate shall be issued representing the shares that are not cancelled.

5.                                       Voting Rights.

a.                                       The holders of Series A Preferred Stock and Series B Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by the DGCL or this Certificate of Incorporation and except that (A) without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, the Corporation shall not (i) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any Distribution, or increase the authorized amount of any such other class or series or (ii) amend, alter or repeal any provision of the this Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series A Preferred Stock, and (B) (i) without the written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a single series, or the vote of the holders of a majority of the outstanding shares of Series B Preferred Stock, voting together as a single series, at a meeting of the holders of Series B Preferred Stock called for such purpose, the Corporation shall not (x) create, authorize or issue any other class or series of stock entitled to a preference prior to Series B Preferred Stock upon any Distribution, or increase the authorized amount of any such other class or series, or (y) amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series B Preferred Stock, (ii) without the written consent of the holders of a majority of the outstanding shares of Series B-1 Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series B-1 Preferred Stock at a meeting of the holders of Series B-1 Preferred Stock called for such purpose, the Corporation shall not amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series B-1 Preferred Stock in a different manner than such amendment, alteration or repeal affects the relative rights and preferences of the Series B-2 Preferred Stock or (iii) without the written consent of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series B-2 Preferred Stock at a meeting of the holders of Series B-2 Preferred Stock called for such purpose, the Corporation shall not amend, alter or repeal any provision of this Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Series B-2 Preferred Stock in a different manner than such amendment, alteration or repeal affects the relative rights and preferences of the Series B-1 Preferred Stock.  In any case in which the holders of Series A Preferred Stock shall be entitled to vote, each holder of Series A Preferred Stock shall be entitled to one vote for each share of Series A Preferred Stock (excluding Series A PIK Stock) held unless otherwise required by applicable law.  In any case in which the holders of Series B Preferred Stock shall be entitled to vote, each holder of Series B Preferred Stock shall be entitled to one vote for each share of Series B Preferred Stock (excluding Series B-1 PIK Stock) held unless otherwise required by applicable law.

b.                                      The holders of Class L Common Stock and Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law; provided however, that holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of any class or series of Preferred Stock and does not adversely affect or alter or change the rights, preferences or privileges (including the relative rights, preferences or privileges) of the holders of Common Stock if the holder or holders of such affected series of Preferred Stock are entitled, either separately or together with one or more such series, to vote thereon pursuant to this Certificate of Incorporation or the DGCL.  Except as the DGCL or this Certificate of Incorporation shall otherwise provide for separate class votes, on all matters on which the holders of Class L Common Stock and Class A Common stock shall have the right to vote, such holders shall vote together as a single class.  Each holder of Class L Common Stock and Class A Common Stock shall be entitled to one vote for each share thereof held.  Without the written consent of the holders of a majority of the outstanding shares of Class L Common Stock or the vote of the holders of a majority of the outstanding shares of Class L Common Stock at a meeting of the holders of Class L Common Stock called for such purpose, the Corporation shall not (i) create, authorize or issue any other class or series of stock entitled to a preference prior to Class L Common Stock upon any Distribution, or increase the authorized amount of any such other class or series or (ii) amend, alter or repeal any provision of the Corporation’s Certificate of Incorporation so as to adversely affect the relative rights and preferences of the Class L Common Stock.

6.                                       Approval Rights.  The Corporation shall not (i) enter into any agreement which would result in, or consummate any transaction resulting in, a Change of Control or an Initial Public Offering or (ii) amend this paragraph B.6 of Article V, without the prior written consent of each of (a) the holders of a majority of the then outstanding shares of Series A Preferred and Class L Common Stock, voting together as a single class, and (b) the holders of a majority of the then outstanding shares of Series B Preferred Stock, voting together as a single series.

7.                                       Merger, etc.  In connection with any merger, consolidation, or recapitalization in which holders of Series A Preferred Stock, Series B Preferred Stock, Class L Common Stock or Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all payments shall be made to the holders of Series A Preferred Stock, Series B Preferred Stock, Class L Common Stock and Class A Common Stock in the manner and in the priority set forth in paragraphs B.2(a), B.2(b), B.2(c), B.2(d) and B.2(e) of Article V hereof.

8.                                       Reissuance of Preferred Stock.  Shares of Series A Preferred Stock and Series B Preferred Stock which have been issued and reacquired, purchased, redeemed or exchanged, in any manner, including shares cancelled and returned pursuant to paragraph B.4 of Article V, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in this Certificate of Incorporation or in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any shares of Preferred Stock.

9.                                       Business Day.  If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.

10.                                 Definitions.

“Adopting Resolutions” has the meaning given to such term in paragraph A.4 of Article V hereof.

“Base Amount” shall be equal to (i) for each share of Series A Preferred Stock (including Series A PIK Stock), $237.50, (ii) for each share of Series B-1 Preferred Stock (including Series B-1 PIK Stock), $237.50, (iii) for each share of Series B-2 Preferred Stock, $237.50, and (iv) for each share of Class L Common Stock, $237.50 (in each case as proportionally adjusted for all stock splits, stock dividends and other recapitalizations affecting the Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock and Class L Common Stock, respectively).

“Business Day” means any day except Saturday, Sunday or other day on which commercial banking institutions in New York City are authorized by law or executive order to close.

“Certificate of Incorporation” means this Second Amended and Restated Certificate of Incorporation of the Corporation.

“Change of Control” means (a) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (b) any sale or transfer by the Corporation of all or substantially all of its assets on a consolidated basis, (c) any consolidation, merger or reorganization of the Corporation with or into any other entity or entities as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such consolidation, merger or reorganization cease to own the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (d) any sale or transfer to any third party of shares of the Corporation’s capital stock by the holders thereof as a result of which the holders of the Corporation’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors immediately prior to such sale or transfer cease to own the outstanding capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation’s Board of Directors.

“Class A Common Stock” has the meaning given to such term in Article IV hereof.

“Class L Common Stock” has the meaning given to such term in Article IV hereof.

“Class L Fourth Tier Distribution” has the meaning given to such term in paragraph B.2(d)(ii) of Article V hereof.

“Class L Third Tier Distribution” has the meaning given to such term in paragraph B.2(c)(ii) of Article V hereof.

“Common Stock” has the meaning given to such term in Article IV hereof.

“DGCL” has the meaning given to such term in Article III hereof.

“Distribution” means each distribution made by the Corporation to holders of capital stock, whether in cash, property, or securities of the Corporation and whether by dividend, liquidating distributions or otherwise; provided that none of the following shall be a Distribution: (a) any dividend of PIK Stock, (b) any redemption or repurchase by the Corporation of any capital stock held by an employee, director, former employee or former director of the Corporation or any of its subsidiaries or (c) any recapitalization or exchange of any capital stock, or any subdivision (by stock split, stock dividend or otherwise) or any combination (by stock split, stock dividend or otherwise) of any outstanding shares of capital stock.  Each Distribution on Series A Preferred Stock, Series B Preferred Stock or Common Stock shall be payable to the holders of record of Series A Preferred Stock, Series B Preferred Stock or Common Stock, respectively, as they appear on the stock register of the Corporation on such record date as may be fixed by the Board of Directors.

“Dividend Payment Date” means February 28, May 31, August 31 and November 30 of each year, beginning with February 28, 2007.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, together with the rules and regulations promulgated thereunder.

“First Tier Amount” has the meaning given to such term in paragraph B.2(a) of Article V hereof.

“Fourth Tier Amount” has the meaning given to such term in paragraph B.2(d) of Article V hereof.

“Initial Public Offering” means a sale of Common Stock in a bona fide, firm commitment underwriting registered under the Securities Act.

“Issue Date” means, with respect to each share of Series A Preferred Stock, each share of Series B-1 Preferred Stock, each share of Series B-2 Preferred Stock and each share of Class L Common Stock, the date on which such share was initially issued by the Corporation regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share.

“PIK Stock” means, collectively, Series A PIK Stock and Series B-1 PIK Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a government or any branch, department, agency, political subdivision or official thereof.

“Preferred Stock” has the meaning given to such term in Article IV hereof.

“Second Tier Amount” has the meaning given to such term in paragraph B.2(b) of Article V hereof.

“Securities Act” means the Securities Act of 1933, as amended and in effect from time to time, together with the rules and regulations promulgated thereunder.

“Series A Fourth Tier Distribution” has the meaning given to such term in paragraph B.2(d)(i) of Article V hereof.

“Series A PIK Stock” means shares of Series A Preferred Stock that are paid as a dividend to holders of Series A Preferred Stock pursuant to paragraph B.3(a) of Article V.

“Series A Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series A Third Tier Distribution” has the meaning given to such term in paragraph B.2(c)(i) of Article V hereof.

“Series B Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series B-1 First Tier Distribution” has the meaning given to such term in paragraph B.2(a)(i) of Article V hereof.

“Series B-1 PIK Stock” means shares of Series B-1 Preferred Stock that are paid as a dividend to holders of Series B-1 Preferred Stock pursuant to paragraph B.3(b) of Article V.

“Series B-1 Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series B-1 Second Tier Distribution” has the meaning given to such term in paragraph B.2(b)(i) of Article V hereof.

“Series B-2 First Tier Distribution” has the meaning given to such term in paragraph B.2(a)(ii) of Article V hereof.

“Series B-2 Preferred Stock” has the meaning given to such term in paragraph B of Article V hereof.

“Series B-2 Second Tier Distribution” has the meaning given to such term in paragraph B.2(b)(ii) of Article V hereof.

“Third Tier Amount” has the meaning given to such term in paragraph B.2(c) of Article V hereof.

“Unpaid Base Amount” (i) of any share of Series A Preferred Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Series A Preferred Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of

Base Amount of such share, (ii) of any share of Series B-1 Preferred Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Series B-1 Preferred Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of Base Amount of such share, (iii) of any share of Series B-2 Preferred Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Series B-2 Preferred Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of Base Amount of such share, and (iv) of any share of Class L Common Stock means an amount equal to the excess, if any, of (a) the Base Amount of the Class L Common Stock, over (b) the aggregate amount of Distributions made by the Corporation that constitute a payment of Base Amount of such share.

“Unpaid Yield” means, (i) with respect to each share of Series A Preferred Stock, an amount equal to the excess, if any, of (a) the Yield accrued on such share since the most recent Dividend Payment Date, over (b) the aggregate amount of Distributions made by the Corporation since the most recent Dividend Payment Date that constitute payment of Yield on such share, (ii) with respect to each share of Series B-1 Preferred Stock, an amount equal to the excess, if any, of (a) the Yield accrued on such share since the most recent Dividend Payment Date, over (b) the aggregate amount of Distributions made by the Corporation since the most recent Dividend Payment Date that constitute payment of Yield on such share, (iii) with respect to each share of Series B-2 Preferred Stock, an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share since the Issue Date, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share, and (iv) with respect to each share of Class L Common Stock, an amount equal to the excess, if any, of (a) the aggregate Yield accrued on such share since the Issue Date, over (b) the aggregate amount of Distributions made by the Corporation that constitute payment of Yield on such share.

“Yield” means, (i) with respect to each share of Series A Preferred Stock (including Series A PIK Stock), for the period beginning on the first day after a Dividend Payment Date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 14% per annum of such share’s Unpaid Base Amount, (ii) with respect to each share of Series B-1 Preferred Stock (including Series B-1 PIK Stock), for the period beginning on the first day after a Dividend Payment Date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 19% per annum of such share’s Unpaid Base Amount, (iii) with respect to each share of Series B-2 Preferred Stock, for the period beginning on the first day after a Dividend Payment Date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 19% per annum of the sum of (a) such share’s Unpaid Base Amount, plus (b) Unpaid Yield thereon for all prior periods, and (iv) with respect to each share of Class L Common Stock, for the period beginning on the first day after a Dividend Payment Date and ending on the next Dividend Payment Date, the amount accruing on such share each day during such period that such share was outstanding at the rate of 14% per annum of the sum of (a) such share’s Unpaid Base Amount, plus (b) Unpaid Yield thereon for all prior periods.  In calculating the amount of any Distribution to be made during a period, the portion of the Yield of a share of Series A Preferred Stock, Series B-1 Preferred Stock, Series B-2 Preferred Stock or Class L Common Stock for such portion of such period elapsing before such Distribution is made shall be taken into account.  Yield accruing during any period less than one year shall be computed on the basis of a 365-day year (or in the case of a leap year, on the basis of a 366-day year) and the actual number of days elapsed in the period during which such Yield accrues.

ARTICLE VI

Business Combinations with Interested Stockholders.  The Corporation elects not to be governed by section 203 of the DGCL immediately upon filing of this certificate pursuant to DGCL section 203(b)(1).

ARTICLE VII

Bylaws.  The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

ARTICLE VIII

Elections of Directors.  Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

ARTICLE IX

Right to Amend.  Subject to the DGCL and the rights of the stockholders contained herein to approve amendments, the Corporation reserves the right to amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

ARTICLE X

Indemnification.  The Corporation shall, to the full extent permitted by Section 145 of the DGCL, indemnify all present and former directors and officers of the Corporation and each person who is or was serving at the request of the Corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise; provided, however, that the Company shall have no affirmative obligation pursuant to this Section of Article X to take the actions permitted by subsections (f) and (g) of Section 145 of the DGCL.

Advancement of Expenses.  In addition to the right to indemnification conferred above and to the fullest extent permitted by law, an indemnitee shall also have the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending a proceeding for which indemnification is to be provided by the Corporation pursuant to Section 145 of the DGCL as set forth in the foregoing Section of Article X in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the DGCL requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such indemnitee is not entitled to be indemnified for such expenses under this paragraph or otherwise.

Limitation on Liability.  The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL.  Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article X shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

Corporate Opportunity.  To the fullest extent permitted by Section 122(17) of the DGCL, the Corporation, on behalf of itself and its subsidiaries, renounces any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to any of One Equity Partners II, L.P., OEP II Co-Investors, L.P., or OEP II Partners Co-Invest, L.P. or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries, even if the opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries unless, in the case of any such person who is a director or officer of the Corporation, such business opportunity is expressly offered to such director or officer in writing solely in his or her capacity as a director or officer of the Corporation.  Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.  Neither the alteration, amendment or repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such alteration, amendment, repeal or adoption.

STATE OF DELAWARE

CERTIFICATE OF CORRECTION

OF

NCO GROUP, INC.

NCO Group, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1.                                       The name of the Corporation is NCO Group, Inc. (the “Corporation”).

2.                                       That a Second Amended and Restated Certificate of Incorporation (“Certificate”) was filed by the  Secretary of State of Delaware on December 8, 2008 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.                                       The inaccuracy or defect of said Certificate is as follows:

 In Article II of Exhibit A the registered office and agent was listed incorrectly.

4.                                       Article II in Exhibit A of the Certificate is hereby corrected in its entirety to read as follows:

“ARTICLE II

Registered Office and Agent. The address of the Corporation’s registered office in the State of Delaware is 1201 Market Street, Suite 800, Wilmington, Delaware 19801 County of New Castle. The name of the Corporation’s registered agent at such address is NCO Funding, Inc.”

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Correction to be signed by an officer as of this 16th day of December, 2008.

NCO GROUP, INC.

BY:	/s/John R. Schwab
Name:	John R. Schwab
Title:	Executive Vice President, Finance,
Chief Financial Officer, Treasurer and Assistant Secretary